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                                                                    Exhibit 99.1


News Release

For Media Inquiries:

Paula Horii                                          Lydia Whitefield
908-953-6633                                               908-953-2728
phorii@avaya.com                                           lwhitefield@avaya.com

For Investor Inquiries:
Derrick Vializ
908-953-7500
vializ@avaya.com

AVAYA AGREES TO OUTSOURCE MOST MANUFACTURING TO CELESTICA
AS PART OF AVAYA'S  OVERALL RESTRUCTURING PLAN

FOR IMMEDIATE RELEASE:  TUESDAY, FEBRUARY 20, 2001

           BASKING RIDGE, N.J. - Avaya Inc. (NYSE: AV), a global leader in business communications solutions and services, today announced an agreement to outsource most of the manufacturing of its communications systems and software to Toronto-based Celestica Inc. (NYSE: TSE: CLS), a global leader in the electronics manufacturing services industry. The move will allow Avaya to reduce inventories, fixed costs and capital expenditures while continuing to invest in next generation enterprise solutions and services, the company said.

           Avaya will receive approximately $200 million for the assets it is transferring to Celestica. The transaction is expected to close in phases beginning in the third fiscal quarter of 2001 and is subject to regulatory approvals and ratification of the labor agreement between the International Brotherhood of Electrical Workers and Celestica.

           Under the strategic manufacturing agreement, which is worth approximately $4 billion over its five-year term, Avaya will outsource to Celestica the manufacturing of its large business systems in Westminster, Colo., along with the operation of its repair and distribution facilities in Little Rock, Ark. As part of the agreement, Celestica will manufacture in its other facilities the small business systems that Avaya currently makes in Shreveport, Louisiana. Avaya's operations in Shreveport will be phased out by the end of the fiscal year, the company said.

               "Avaya's agreement with Celestica completes a key part of our restructuring and begins a new chapter in our strategy for reinvestment and growth," said Don Peterson, Avaya president and CEO. "Avaya's move to contract manufacturing with Celestica, an industry leader in electronic manufacturing services, ensures that our customers will continue to enjoy the quality and reliability of our traditional flagship products. At the same time, it allows us greater flexibility and focus on designing and developing the next generation

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of enterprise solutions and services such as converged voice and data networks, customer relationship management (CRM) and unified communications."

           "Celestica is delighted to expand its communications customer base with the addition of Avaya," said Eugene Polistuk, chairman and CEO, Celestica. "Not only does this relationship add a new senior communications customer to Celestica but it brings with it a highly skilled employee base, experienced in manufacturing mission-critical communications programs. This intellectual asset base will further leverage Celestica's plans for future growth in data and voice communications."

           Avaya said it expects to incur restructuring and related charges of approximately $150 million pre-tax in fiscal 2001 in conjunction with this outsourcing agreement. The company said that over the next six fiscal quarters, it would also incur approximately $49 million pre-tax in one-time implementation costs and approximately $59 million pre-tax in recurring costs. Once the agreement is fully implemented at the end of fiscal 2002, Avaya expects to realize net savings of approximately $400 million pre-tax over the remaining term of the contract, $150 million of which will be realized in the last year of the agreement.

           About 1,400 Avaya employees are expected to join Celestica as part of this transaction. Avaya has approximately 1,055 people in Westminster who will become Celestica employees. The company manufactures such large business systems as the DEFINITY(R) Enterprise Communications Server there. An additional 4,150 people work for Avaya in Colorado, in the areas of research and development and sales and services, and they will remain with Avaya.

           There are approximately 320 Avaya employees in Avaya's repair, distribution and warehouse facilities in Little Rock, and they will become Celestica employees.

           In Shreveport, Avaya has approximately 900 employees where the company manufactures such small business systems as Merlin MAGIX(TM) Integrated System and the PARTNER-Registered Tradmark- Advanced Communications System. As Avaya phases out its operations in Shreveport, employees may apply for employment opportunities elsewhere at Avaya, Celestica and Lucent Technologies and will be eligible for career transition support that includes training, career counseling, outplacement support and other benefits, the company said.

ABOUT AVAYA

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           Avaya, headquartered in Basking Ridge, N.J., USA, is a leading provider of communications systems for enterprises, including businesses, government agencies and other organizations. Avaya offers converged voice and data, customer relationship management, messaging, voice multi-service networking and structured cabling products and services. Avaya is a worldwide leader in sales of messaging and structured cabling systems and a U.S. leader in sales of enterprise voice communications and call center systems. Avaya intends to use its leadership positions in enterprise communications systems and software, its broad portfolio of products and services, and strategic alliances with other technology and consulting services leaders to offer its customers comprehensive eBusiness solutions.

ABOUT CELESTICA

           With more than 29,000 employees worldwide, Celestica operates 34 manufacturing and design facilities in the United States, Canada, Mexico, the United Kingdom, Ireland, Italy, the Czech Republic, Thailand, Hong Kong, China, Malaysia and Brazil. Celestica provides a broad range of services including design, prototyping, assembly, testing, product assurance, supply chain management, worldwide distribution and after-sales service. Its customers include industry leading original equipment manufacturers (OEMs), primarily in the information technology and communications sectors.

           This news release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, price and product competition, rapid technological development, dependence on new product development, the successful introduction of new products, the mix of our products and services, customer demand for our products and services, economic, political and other risks associated with international sales and operations, U.S. and foreign government regulation, general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. In addition, Avaya's ability to realize cost savings from the contract manufacturing arrangement is dependent on a variety of factors including, but not limited to the successful implementation of the contract manufacturing arrangement and Celestica's ability to achieve manufacturing efficiencies. For a further list and description of such risks and uncertainties, see the reports filed by Avaya with the Securities and Exchange Commission. Avaya disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.